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Exhibit 11.1

             Family Bargain Corporation
         Computation of Net Loss Per Common Share (Basic and Diluted)
               (Dollars in Thousands, except per share data)

                                                     Fiscal Year Ended
                                           -------------------------------------
                                           January 31,  February 1,  January 27,
                                              1998         1997         1996

The computation of net (loss) available
  & adjusted shares outstanding follows:

Income (loss) from continuing operations     $ (129)     $(36,564)      $ 1,478

Discontinued operations:
Loss on disposal, net of income tax benefit       -          (826)         (500)
                                           -------------------------------------
Net income (loss)                              (129)      (37,390)          978

Less: Preferred stock dividends              (6,117)       (3,509)       (3,040)
                                           -------------------------------------
Net (loss) used for basic and
        diluted computation                $ (6,246)    $ (40,899)     $ (2,062)
                                           =====================================
Weighted average number of common shares
   outstanding                             4,901,268    4,507,340      4,006,420

Add:
   Assumed exercise of those options that
      are common stock equivalents                -             -             -

   Assumed exercise of convertible
      preferred stock                             -             -             -

Adjusted shares outstanding, used for
        basic & diluted computation        4,901,268    4,507,340      4,006,420
                                           =====================================
Loss from continuing operations             $ (1.27)      $ (8.89)      $ (0.39)
Net loss applicable to common stock per     $ (1.27)      $ (9.07)      $ (0.51)
                                           =====================================
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